AMERICAN HEALTHCARE REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the Three Months Ended March 31, 2025 and 2024
(In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues:
Resident fees and services	$497,176	$452,118
Real estate revenue	43,427	47,415
Total revenues	540,603	499,533
Expenses:
Property operating expenses	432,423	403,629
Rental expenses	13,643	13,727
General and administrative	13,155	11,828
Business acquisition expenses	1,837	2,782
Depreciation and amortization	41,114	42,767
Total expenses	502,172	474,733
Other income (expense):
Interest expense:
Interest expense	(22,945)	(36,438)
(Loss) gain in fair value of derivative financial instruments	(750)	6,417
(Loss) gain on dispositions of real estate investments, net	(359)	2,263
Impairment of real estate investment	(21,706)	—
Loss from unconsolidated entities	(1,848)	(1,205)
Foreign currency gain (loss)	1,416	(426)
Other income, net	1,525	1,863
Total net other expense	(44,667)	(27,526)
Loss before income taxes	(6,236)	(2,726)
Income tax expense	(604)	(278)
Net	(6,840)	(3,004)
Net loss (income) attributable to noncontrolling interests	36	(888)
Net loss attributable to controlling interest	$(6,804)	$(3,892)
Net loss per share of Common Stock, Class T common stock and Class I common stock attributable to controlling interest:
Basic	$(0.04)	$(0.04)
Diluted	$(0.04)	$(0.04)
Weighted average number of shares of Common Stock, Class T common stock and Class I common stock outstanding:
Basic	156,922,819	104,295,142
Diluted	156,922,819	104,295,142

Net	$(6,840)	$(3,004)
Other comprehensive income (loss):
Foreign currency translation adjustments	176	(43)
Total other comprehensive income (loss)	176	(43)
Comprehensive loss	(6,664)	(3,047)
Comprehensive loss (income) attributable to noncontrolling interests	36	(888)
Comprehensive loss attributable to controlling interest	$(6,628)	$(3,935)
Page | 8